Exhibit 99.1

Ethan Allen Reports Fiscal 2020 Second Quarter Results

DANBURY, CT – February 4, 2020 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) reported financial results for its second quarter ended December 31, 2019.

FISCAL 2020 SECOND QUARTER HIGHLIGHTS COMPARED WITH SECOND QUARTER FISCAL 2019*

●	Consolidated net sales of $174.6 million compared with $197.2 million.

●	Consolidated gross margin of 55.9% compared with 55.2%. Adjusted gross margin of 56.1%.

●	Consolidated operating margin of 5.3% compared with 8.2%. Adjusted operating margin of 5.4%.

●	Diluted earnings per share (“EPS”) of $0.27 compared with $0.45 a year ago.

●	Cash of $28.3 million, up 35.9% from June 30, 2019 and no debt.

●	Paid regular quarterly cash dividend of $5.6 million.

●	Repurchased 545,727 shares, representing 2.1% of the Company’s outstanding shares.

●	Increased the share repurchase authorization to 3 million shares.

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “As we mentioned in our press release on January 13, 2020, the implementation of the Ethan Allen Member Program was expected to impact our sales and profitability during the initial year and, in particular, for the quarters ending December 31, 2019 and March 31, 2020. The Ethan Allen Member Program provides special members-only pricing, free shipping and white glove in-home delivery, complimentary interior design service, and in our U.S. design centers, access to special financing options.”

“We continue to strengthen our product offerings, projection and marketing. In January, we distributed 2.5 million copies of our direct mail magazine and launched a strong national radio program and digital advertising. Our plans for February and March are to continue our strong marketing in various mediums including television, digital, radio and print,” Mr. Kathwari continued.

“We are pleased that our unique vertical structure continues to provide strong operating leverage to allow us to consistently return value to our shareholders through regular quarterly dividends, periodic special cash dividends and share repurchases. During the second quarter we paid $5.6 million in cash dividends and repurchased 545,727 shares, representing 2.1% of our outstanding shares. On January 13, 2020, the Board of Directors increased the share repurchase authorization to three million shares and we plan to continue to strategically repurchase our shares. We continue to strengthen our talent, marketing, retail network, products, manufacturing, logistics and technology, while also maintaining our focus on good governance and social responsibility,” Mr. Kathwari concluded.

KEY FINANCIAL MEASURES*

(Condensed and Unaudited)
(In thousands, except per share data)
	Three months ended			Six months ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
Net sales	$174,574	$197,152	(11.5%)	$348,495	$384,937	(9.5%)

GAAP gross profit	$97,521	$108,860	(10.4%)	$191,315	$210,310	(9.0%)
Adjusted gross profit *	$97,910	$108,860	(10.1%)	$195,844	$210,310	(6.9%)
GAAP gross margin	55.9%	55.2%		54.9%	54.6%
Adjusted gross margin *	56.1%	55.2%		56.2%	54.6%

GAAP operating income	$9,204	$16,128	(42.9%)	$27,845	$27,927	(0.3%)
Adjusted operating income *	$9,488	$16,425	(42.2%)	$21,701	$28,224	(23.1%)
GAAP operating margin	5.3%	8.2%		8.0%	7.3%
Adjusted operating margin *	5.4%	8.3%		6.2%	7.3%

GAAP diluted EPS	$0.27	$0.45	(40.0%)	$0.79	$0.78	1.3%
Adjusted diluted EPS *	$0.27	$0.46	(41.3%)	$0.62	$0.79	(21.5%)

Cash flows from operating activities	$(8)	$7,035	(100.1%)	$23,388	$31,475	(25.7%)

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

FISCAL 2020 SECOND QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $174.6 million, a decrease of 11.5% or $22.6 million compared to the same prior year period. Net sales were negatively impacted as the Company transitions from a promotional to membership model as evidenced by a 21.8% decrease in wholesale orders, which led to lower wholesale shipments. International sales decreased $4.2 million primarily from lower sales to China and in Canada due to a challenging global economy. In addition, retail consumers remained cautious with discretionary spending.

Gross profit was $97.5 million compared with $108.9 million in the prior year period due to lower sales volumes in both the wholesale and retail segments combined with a change in product mix, partially offset by improved gross margins. Retail sales, as a percentage of total consolidated sales, was 79.7% in the current year second quarter compared with 80.4% a year ago, which negatively impacted consolidated gross margin. Consolidated gross margin for the quarter improved to 55.9%, up from 55.2% in the prior year, primarily due to retail gross margin increasing from improved retail price optimization and wholesale gross margin expansion due to realizing efficiencies from previously announced restructuring initiatives.

Operating expenses decreased 4.8% to $88.3 million compared with the prior year period due to lower retail selling costs and lower general and administrative costs partially offset by higher television advertising costs. Retail selling expenses decreased due to warehouse and delivery expenses decreasing, along with other reduced variable selling expenses, from the 12.2% reduction in retail net sales. General and administrative expenses decreased primarily due to lower wholesale compensation costs coupled with lower depreciation, occupancy costs and regional management charges within the retail segment.

Operating income totaled $9.2 million compared with $16.1 million for the prior year second quarter. The decrease was driven by the 11.5% decline in consolidated net sales, which negatively impacted gross profit by 10.4% combined with a decrease in the retail/wholesale product mix and higher selling costs from television advertising spend. These decreases were partially offset by improved expense management and a gross margin improvement, which rose 70 basis points year over year.

Income tax expense was $2.2 million in the current year second quarter compared with $4.1 million a year ago due to the $7.0 million decrease in income before income taxes. The effective rate in the current year second quarter was 23.5% compared with 25.1% last year.

Diluted EPS was $0.27 compared with $0.45 in the prior year comparable period. This decrease was primarily from sales and operating income being negatively impacted during the quarter as the Company transitions from a promotional to membership model combined with retail consumers being cautious with discretionary spending.

Wholesale Segment

Net sales decreased 14.6% to $91.9 million primarily due to a 45.1% decrease in sales to China and a 24.6% decline in sales to the Company’s North American retail network. Partially offsetting these declines was growth in contract sales, which grew 66.9%. The year over year increase in contract sales was attributable to continued growth in sales from the GSA contract.

Wholesale orders booked, which represents orders booked through all of the Company’s channels, were down 21.8% compared with the same quarter last year. Wholesale orders from China declined 69.3% from a year ago mainly due to global economic uncertainty. Excluding orders from China, total wholesale orders decreased 17.9%, which was primarily the result of the transition to the membership model.

Operating income decreased to $5.7 million compared with $8.8 million in the prior year period primarily due to lower net sales.

Retail Segment

Net sales from Ethan Allen operated design centers decreased by $19.4 million, or 12.2%, to $139.1 million. There was a 12.3% decrease in net sales in the United States, while net sales from Canadian design centers decreased 11.8%. These decreases were primarily due to the transition to the membership model combined with softer order trends as consumers have been cautious with discretionary spending. There were 144 Company operated design centers at the end of the second quarter of fiscal 2020, compared to 146 in the prior year period as the Company continues to relocate and open new locations while closing older locations.

Operating loss was $0.1 million compared with operating income of $3.3 million for the prior year period. Operating margin decreased 220 basis points due to the 12.2% reduction in net sales partially offset by improved gross margin and a 4.5% decrease in operating expenses.

FISCAL 2020 YEAR-TO-DATE FINANCIAL RESULTS

Consolidated

Net sales were $348.5 million, a decrease of 9.5% compared with the same prior year period. Net sales decreased by 14.4% within the wholesale segment and by 9.0% in the retail segment. There was an $8.8 million decrease in international sales primarily related to lower sales to China and in Canada due to a challenging global economy. Net sales to China were 47.4% lower in the current year compared with the same period last fiscal year. Softer order trends from consumers and the ongoing transition from a promotional sales model to a membership model negatively impacted fiscal 2020 net sales.

Gross profit decreased 9.0% to $191.3 million compared with the prior year period due to declines within both the wholesale and retail segments. Wholesale gross profit was negatively impacted by lower sales volume. Retail sales, as a percentage of total consolidated sales, were 79.3% in fiscal 2020 compared with 78.9% in the prior fiscal year, which mix favorably impacted year-to-date consolidated gross margin. Adjusted gross margin in fiscal 2020 improved to 56.2%, up from 54.6% in the prior year. Restructuring charges negatively impacted fiscal 2020 consolidated gross margin by 130 basis points.

Operating expenses decreased to $163.5 million compared with $182.4 million in the prior year period. The 10.4% decrease was primarily due to a gain of $11.5 million from the sale of the Passaic property during the first quarter of fiscal 2020. In addition to the gain on the sale, operating expenses were down due to lower retail depreciation expense and wholesale distribution costs partially offset by higher selling costs from television advertising spend.

Operating income totaled $27.8 million compared with $27.9 million for the prior year period. Adjusted operating income in the first half of fiscal 2020 was $21.7 million, a decrease of 23.1% compared to last year. The decrease in adjusted operating income was driven by the 9.5% decline in consolidated net sales combined with higher selling costs from television advertising spend.

Income tax expense was $6.7 million for the first six months of fiscal 2020 compared with $7.0 million a year ago. The fiscal 2020 effective rate was 24.1% compared with 25.0% in the prior year.

Diluted EPS was $0.79 compared with $0.78 in the prior year period. The gain on the sale of the Passaic property partially offset with other fiscal 2020 restructuring activities and corporate actions increased diluted EPS by $0.17. Adjusted diluted EPS of $0.62 in the current year represents a decrease of 21.5% over the prior year.

Balance Sheet and Cash Flow

Total cash and cash equivalents was $28.3 million at December 31, 2019 compared with $20.8 million at June 30, 2019. Total cash increased $7.5 million during fiscal 2020 due to net cash provided by operating activities of $23.4 million and proceeds from the sale of the Company’s Passaic property of $11.7 million, partially offset by $10.7 million in dividend payments, $8.2 million in share repurchases and $8.0 million of capital expenditures. As of December 31, 2019, the Company had no debt outstanding.

Inventories of $139.0 million decreased $23.4 million from the balance of $162.4 million at June 30, 2019. Wholesale finished goods levels decreased $12.6 million primarily from the first quarter non-cash write-down and disposal of certain slow moving and discontinued inventory items. Retail inventory levels decreased $7.0 million as the Company further improved its efforts to minimize inventory carrying costs.

Capital expenditures were $8.0 million, an increase of $3.0 million compared to the $5.0 million spent a year ago. In fiscal 2020, approximately 71% of the Company’s total capital expenditures related to opening new and relocating design centers in desirable locations, updating existing design center presentations and floor plans and opening new home delivery service centers. The remaining 29% was primarily capital expenditures incurred in connection with the previously announced optimization project as the Company converts its Old Fort, North Carolina facility into a distribution center and expands its existing Maiden, North Carolina manufacturing campus.

Cash Dividends paid during fiscal 2020 totaled $10.7 million, an increase of $0.5 million over a year ago due to the 10.5% increase in the quarterly dividend to $0.21. On November 13, 2019, the Company’s Board of Directors approved a regular quarterly dividend of $0.21 per share. The cash dividend of $5.6 million was paid on January 23, 2020, to common stockholders of record at the close of business on January 9, 2020.

ETHAN ALLEN MEMBER PROGRAM

In October 2019 the Company introduced the Ethan Allen Member Program, an exclusive membership program providing its customers a new way to make furnishing their home easier and more affordable. For an annual fee of $100, the Ethan Allen Member Program offers special members-only pricing, free shipping and white glove in-home delivery, complimentary interior design services, and in its United States design centers, access to preferred financing plans. The Company believes that transitioning its business from a promotional to a membership model will benefit its customers, enhance the brand and enable its team of about 1,500 North American interior designers and vertically integrated operations to operate more efficiently in order to improve operating margins. New membership fees are recorded as deferred revenue when collected from the customer and recognized as revenue on a straight-line basis over the membership period of one year.

LEASES

The Company adopted Accounting Standards Update 2016-02, Leases (Topic 842), as of July 1, 2019 using the modified retrospective method and have not restated comparative periods. Upon adoption, the Company recognized operating lease assets of $129.7 million and operating lease liabilities of $149.7 million on its consolidated balance sheet. In addition, $20.0 million of deferred rent and various lease incentives, which were reflected as other long-term liabilities as of June 30, 2019, were reclassified as a component of the right-of-use assets upon adoption. The Company also recognized a cumulative adjustment as of July 1, 2019, which decreased opening retained earnings by $1.6 million due to the impairment of certain right-of-use assets. The adoption of the new standard did not have a material impact on the consolidated statements of operations or cash flows during fiscal 2020.

ANALYST CONFERENCE CALL

Ethan Allen will host an analyst conference call today, February 4, 2020 at 5:00 PM (Eastern Time) to discuss its financial results. The analyst conference call will be webcast live from the “Events and Presentations” page at http://www.ethanallen.com/investors. The following information is provided for those who would like to participate:

●     U.S. Participants:                    844-822-0103

●     International Participants:      614-999-9166

●     Conference passcode:            3862646

An archived recording of the call will be made available for at least 60 days on the Company’s website referenced above.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 design centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants in the United States, two manufacturing plants in Mexico and one manufacturing plant in Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Matt McNulty
Vice President, Finance
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this press release and the related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may,” “continue,” “project,” “target,” “outlook," "forecast," “guidance," and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to the following: a volatile retail environment and changing economic conditions may further adversely affect consumer demand and spending; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; disruptions of supply chain; changes in U.S. trade and tax policy; competition from overseas manufacturers and domestic retailers; failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner; ability to maintain and enhance the Ethan Allen brand; the number of manufacturing and logistics sites may increase exposure to business disruptions and could result in higher transportation costs; fluctuations in the price, availability and quality of raw materials could result in increased costs or cause production delays; current and former manufacturing and retail operations and products are subject to increasingly stringent environment, health and safety requirements; the use of emerging technologies as well as unanticipated changes in the pricing and other practices of competitors; reliance on information technology systems to process transactions, summarize results, and manage its business and that of certain independent retailers; disruptions in both primary and back-up systems; product recalls or product safety concerns; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; loss of key personnel; additional asset impairment charges that could reduce profitability; access to consumer credit could be interrupted as a result of conditions outside of the Company’s control; its ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; changes to fiscal and tax policies; its operations present hazards and risks which may not be fully covered by insurance; possible failure to protect its intellectual property; and failure to successfully transition from a promotional to a membership model.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this press release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.
Selected Financial Data
(Unaudited)
($ in millions, except per share data)

Selected Consolidated Financial Data

	Three months ended December 31,		Six months ended December 31,
	2019	2018	2019	2018
Net sales	$174.6	$197.2	$348.5	$384.9
Gross margin	55.9%	55.2%	54.9%	54.6%
Adjusted gross margin *	56.1%	55.2%	56.2%	54.6%
Operating income	$9.2	$16.1	$27.8	$27.9
Adjusted operating income *	$9.5	$16.4	$21.7	$28.2
Operating margin	5.3%	8.2%	8.0%	7.3%
Adjusted operating margin *	5.4%	8.3%	6.2%	7.3%
Net income	$7.1	$12.2	$21.2	$21.0
Adjusted net income *	$7.3	$12.4	$16.6	$21.3
Effective tax rate	23.5%	25.1%	24.1%	25.0%
Diluted EPS	$0.27	$0.45	$0.79	$0.78
Adjusted diluted EPS *	$0.27	$0.46	$0.62	$0.79
Cash flows from operating activities	$0.0	$7.0	$23.4	$31.5
Capital expenditures	$4.6	$2.2	$8.0	$5.0
Cash dividends paid	$5.6	$5.1	$10.7	$10.1
Repurchases of common stock	$8.2	$0.0	$8.2	$0.0

Selected Financial Data by Segment
	Three months ended December 31,		Six months ended December 31,
	2019	2018	2019	2018
Retail
Net sales	$139.1	$158.5	$276.4	$303.7
Gross margin	47.2%	45.5%	47.0%	44.9%
Operating margin	(0.1%)	2.1%	0.5%	0.6%
Adjusted operating margin *	(0.1%)	2.2%	0.6%	0.7%

Wholesale
Net sales	$91.9	$107.7	$193.2	$225.7
Gross margin	30.8%	30.4%	29.8%	31.4%
Adjusted gross margin *	31.2%	30.4%	32.2%	31.4%
Operating margin	6.2%	8.2%	11.7%	10.2%
Adjusted operating margin *	6.5%	8.3%	8.5%	10.3%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)
	Three months ended December 31,		Six months ended December 31,
	2019	2018	2019	2018
Net sales	$174,574	$197,152	$348,495	$384,937
Cost of sales	77,053	88,292	157,180	174,627
Gross profit	97,521	108,860	191,315	210,310
Selling, general and administrative expenses	88,495	92,732	174,505	182,383
Restructuring and impairment charges (gains)	(178)	0	(11,035)	0
Operating income	9,204	16,128	27,845	27,927
Interest income, net of interest (expense)	63	152	82	125
Income before income taxes	9,267	16,280	27,927	28,052
Income tax expense	2,181	4,090	6,735	7,022
Net income	$7,086	$12,190	$21,192	$21,030

Per share data
Basic earnings per common share:
Net income per basic share	$0.27	$0.46	$0.80	$0.79
Basic weighted average common shares	26,580	26,574	26,646	26,556

Diluted earnings per common share:
Net income per diluted share	$0.27	$0.45	$0.79	$0.78
Diluted weighted average common shares	26,612	26,923	26,681	26,932

Comprehensive income
Net income	$7,086	$12,190	$21,192	$21,030
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	773	(1,195)	274	52
Other	(19)	(19)	(26)	(45)
Other comprehensive income (loss), net of tax	754	(1,214)	248	7
Comprehensive income	$7,840	$10,976	$21,440	$21,037

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)
	December 31,	June 30,
	2019	2019
ASSETS
Current assets:
Cash and cash equivalents	$28,306	$20,824
Accounts receivable, net	13,139	14,247
Inventories, net	138,997	162,389
Prepaid expenses and other current assets	18,998	18,830
Total current assets	199,440	216,290

Property, plant and equipment, net	245,271	245,246
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	128,525	0
Deferred income taxes	2,082	2,108
Other assets	1,481	1,579
Total ASSETS	$621,927	$510,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,256	$35,485
Customer deposits and deferred revenue	47,506	56,714
Accrued compensation and benefits	19,184	21,327
Short-term debt	0	550
Current operating lease liabilities	32,809	0
Other current liabilities	10,687	8,750
Total current liabilities	137,442	122,826

Long-term debt	0	516
Operating lease liabilities, long-term	117,857	0
Deferred income taxes	648	1,069
Other long-term liabilities	3,155	22,011
Total LIABILITIES	$259,102	$146,422

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$362,788	$363,866
Noncontrolling interests	37	63
Total shareholders’ equity	$362,825	$363,929
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$621,927	$510,351

Ethan Allen Interiors Inc.
Design Center Activity
(Unaudited)
		Company
Retail Design Center location activity	Independent	Owned	Total
Balance at September 30, 2019	156	145	301
New locations	6	1	7
Closures	(4)	(2)	(6)
Transfers	0	0	0
Balance at December 31, 2019	158	144	302
Relocations (included within new locations and closures)	1	1	2

U.S.	36	138	174
International	122	6	128

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP, the Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income, adjusted retail operating income and margin, adjusted wholesale operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with U.S. GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with U.S. GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below show a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable U.S. GAAP financial measures.

(Unaudited)
(In thousands, except per share data)
	Three months ended			Six months ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$97,521	$108,860	(10.4%)	$191,315	$210,310	(9.0%)
Adjustments (pre-tax) *	389	0		4,529	0
Adjusted gross profit *	$97,910	$108,860	(10.1%)	$195,844	$210,310	(6.9%)
Adjusted gross margin *	56.1%	55.2%		56.2%	54.6%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$9,204	$16,128	(42.9%)	$27,845	$27,927	(0.3%)
Adjustments (pre-tax) *	284	297		(6,144)	297
Adjusted operating income *	$9,488	$16,425	(42.2%)	$21,701	$28,224	(23.1%)

Consolidated Net sales	$174,574	$197,152	(11.5%)	$348,495	$384,937	(9.5%)
GAAP Operating margin	5.3%	8.2%		8.0%	7.3%
Adjusted operating margin *	5.4%	8.3%		6.2%	7.3%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$7,086	$12,190	(41.9%)	$21,192	$21,030	0.8%
Adjustments, net of tax *	214	224		(4,639)	224
Adjusted net income	$7,300	$12,414	(41.2%)	$16,553	$21,254	(22.1%)
Diluted weighted average common shares	26,612	26,923		26,681	26,932
GAAP Diluted EPS	$0.27	$0.45	(40.0%)	$0.79	$0.78	1.3%
Adjusted diluted EPS *	$0.27	$0.46	(41.3%)	$0.62	$0.79	(21.5%)

Wholesale Adjusted Operating Income / Operating Margin
Wholesale GAAP operating income	$5,730	$8,821	(35.0%)	$22,658	$23,136	(2.1%)
Adjustments (pre-tax) *	284	74		(6,292)	74
Adjusted wholesale operating income *	$6,014	$8,895	(32.4%)	$16,366	$23,210	(29.5%)

Wholesale net sales	$91,889	$107,658	(14.6%)	$193,218	$225,730	(14.4%)
Wholesale GAAP operating margin	6.2%	8.2%		11.7%	10.2%
Adjusted wholesale operating margin *	6.5%	8.3%		8.5%	10.3%

Retail Adjusted Operating Income / Operating Margin
Retail GAAP operating (loss) income	$(135)	$3,311	(104.1%)	$1,429	$1,752	(18.4%)
Adjustments (pre-tax) *	0	223		148	223
Adjusted retail operating (loss) income *	$(135)	$3,534	(103.8%)	$1,577	$1,975	(20.2%)

Retail net sales	$139,101	$158,508	(12.2%)	$276,367	$303,722	(9.0%)
Retail GAAP operating margin	(0.1%)	2.1%		0.5%	0.6%
Adjusted retail operating margin *	(0.1%)	2.2%		0.6%	0.7%

* Adjustments to reported U.S. GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Six months ended
(In thousands)	December 31,		December 31,
	2019	2018	2019	2018
Inventory write-downs and manufacturing overhead costs	$389	$0	$4,529	$0
Adjustments to gross profit	$389	$0	$4,529	$0

Restructuring charges, including inventory write-downs (wholesale)	$211	$74	$4,982	$74
Gain on sale of Passaic, New Jersey property (wholesale)	0	0	(11,497)	0
Other professional fees incurred (wholesale)	73	0	223	0
Retail acquisition costs and other charges (retail)	0	223	148	223
Adjustments to operating income	$284	$297	$(6,144)	$297
Adjustments to income before income taxes	$284	$297	$(6,144)	$297
Related income tax effects (1)	(70)	(73)	1,505	(73)
Adjustments to net income	$214	$224	$(4,639)	$224

(1)	Calculated using a tax rate of 24.5% in all periods presented.